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                                                                 EXHIBIT 23.4


                    CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Shareholders
  Gentle Dental Service Corporation:

We consent to the use of our report on the financial statements of Gentle Dental Service Corporation dated February 20, 1998, except as to Note 14 which is as of March 16, 1998, included herein and to the reference to our firm under the heading "Experts" in Amendment No. 4 to the Registration Statement on Form S-4. Our report refers to the report of other auditors for the separate financial statements of Gentle Dental Service Corporation included in the 1996 financial statements restated for the 1997 pooling of interests between Gentle Dental Service Corporation and GMS Dental Group, Inc. and subsidiaries.


                                          /s/  KPMG LLP


Orange County, California
February 9, 1999